Exhibit 10.12
Following is the form of confirmation evidencing the purchase and sale by the Company of put and call option contracts from and to Wells Fargo Bank, N.A., on the price of Diesel Fuel.
CONFIRMATION OF COMMODITY COLLAR OPTION
CASH SETTLED

To:	Wright Express Corporation (“Counterparty”)
Attention:
Email:
From:	Wells Fargo Bank, N.A. (“Wells Fargo”)
Telephone:
Fax:
Ref. No:
Dear Steve Elder & Frank Douglas:
This confirms the terms of the Transaction described below between Counterparty and Wells Fargo. The definitions and provisions contained in the 2005 ISDA Commodity Definitions, as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.
1. The terms of the particular Transaction to which the Confirmation relates are as follows:

Notional Quantity per Calculation Period:	For a Calculation Period, the amount set forth opposite that Calculation Period on Schedule I hereto.
Total Notional Quantity:	GAL
Commodity:	As per the Commodity Reference Price
Trade Date:
Effective Date:
Termination Date:
Put Buyer/Call Seller:	Counterparty
Put Seller/Call Buyer:	Wells Fargo
Option Style:	Asian
Option Type:	Collar
Total Premium:	Inapplicable
Calculation Period:	Each calendar month, from and including the Effective Date to and including the Termination Date.

Commodity Reference Price:	“DIESEL FUEL-WEEKLY RETAIL ON-HIGHWAY (U.S.)-EIA” means that the price for a Pricing Date will be that day’sSpecified Price per gallon of the Weekly Retail On-Highway
Diesel Price for Region “U.S.”, for delivery on the Delivery Date, stated in U.S. Dollars, published by the U.S. Department of Energy at http://tonto.eia.doe.gov/oog/info/wohdp/diesel.asp or any successor URL that reports prices effective on that PricingDate

Specified Price:	Floating Price: For each Calculation Period, the simple arithmetic mean of the Commodity Reference Price published on, if any, or otherwise before, each Pricing Date. Commodity Reference Price means the Weekly

Retail On-Highway Diesel Prices — Average All Types for Region “US” as published weekly by or at the direction of the US Department of Energy (currently found at http://tonto.eia.doe.gov/oog/info/wohdp/diesel.asp), adjusted to negate the effect of any Tax Event.

For purposes of this Transaction, the parties agree that the following Additional Market Disruption Event shall apply: Tax vent, provided that such Tax Event shall be defined as follows: the imposition of, change in or removal of an excise, severance, sales, use, value-added, environmental, emissions, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, Diesel (other than a tax on, or measured by reference to overall gross or net income) by or at the direction of the federal government (or agency or organ thereof) after the Trade Date, if the direct effect of such imposition, change or removal is to raise (a “Tax Increase”) or lower (a “Tax Decrease”) the Commodity Reference Price from what it would have been without that imposition, change or removal. If the Calculation Agent determines that a Tax Event has occurred and exists, the Reset Price specified below shall apply.

Reset Price: Commodity Reference Price, plus any Tax Decrease or less any Tax Increase, as applicable. The parties agree for purposes hereof, that the Market Disruption Event specified in Section 7.4(c)(vi) of the 2005 ISDA Commodity Definitions, “Tax Disruption”, shall not apply to this Transaction.
Pricing Date(s):	Each Commodity Business Day on which the Commodity Reference Price is published for the relevant Calculation Period
Delivery Date:	Spot Martke
Call Strike Price:	USD per GAL
Put Strike Price:	USD GAL
Procedure for Exercise:
Expiration Date(s):	In respect of a Calculation Period, the Expiration Date is the last Pricing Date for the relevant Calculation Period.
Automatic Exercise:	Applicable
Cash Settlement:	Applicable
Cash Settlement Amount:	The following amounts shall be payable with respect to each Calculation Period:

If the Floating Price for a Calculation Period is greater than the Call Strike Price, then the Call Seller shall pay to the Call Buyer on the Settlement Date of that Calculation Period an amount equal to the product of (i) the difference between such Floating Price and the Call Strike Price, times (ii) the Notional Quantity for that Calculation Period.

If the Floating Price for a Calculation Period is less than the Put Strike Price, then the Put Seller shall pay to the Put Buyer on the Settlement Date of that Calculation period an amount equal to the product of (i) the difference between such Floating Price and the Put Strike Price, times (ii) the Notional Quantity for that Calculation Period.
Payment Date(s):	For a Calculation Period, the Payment Dates set forth opposite that Calculation Period on Schedule I hereto.
Business Day:	New York
Disruption Fallback(s):	1) Negotiated Fallback
2) Calculation Agent Determination

2. Rounding:

All amounts resulting from the calculation of the Floating Price(s) shall be rounded as follows:
(a) if the relevant unit of measure is MMBtus, MWH, GJs, LB, or Gallons, then the Floating price shall be rounded to the nearest four decimal places (with 0.00005 being rounded upwards (e.g. 0.33334 being rounded down to 0.3333 and 0.33335 being rounded up to 0.3334)).
(b) if the relevant unit of measure is Barrels or Metric Tonnes and the Commodity is not Natural Gas Liquid, then the Floating Price shall be rounded to the nearest three decimal places (with 0.0005 being rounded upwards (e.g. 0.3334 being rounded down to 0.333 and 0.3335 being rounded up to 0.334)).
(c) if the relevant unit of measure is Barrels and the Commodity is Natural Gas Liquid, then the floating Price shall be rounded to the nearest five decimal places (with 0.000005 being rounded upwards (e.g. 0.333334 being rounded down to 0.33333 and 0.333335 being rounded up to 0.33334)).
3. The additional provisions of this Confirmation are as follows:

Calculation Agent:	Wells Fargo
Payment Instructions:	Wells Fargo Bank, N.A.
CIB Group, ABA 053000219
Ref: Derivative Desk (Trade No: N1220229)
Account #: 04659360006116
Wells Fargo Contacts:	Settlement and/or Rate Resets:
Tel: 1-800-249-3865
Fax: 1-704-383-8429

Documentation:
Tel: 704-715-7051
Fax: 704-383-9139

Collateral:
Tel: (704) 427-5785
Fax: (704) 427-5480

Please quote transaction reference number.
Payments to Counterparty:	Please quote transaction reference number.
Per your standing payment instructions or debit authorization if provided to Wells Fargo, as relevant. If not provided, please contact us in order for payment to be made.

Phone: 1-800-249-3865 Fax: 1-704-383-8429
Documentation:
This Confirmation supplements, forms part of, and is subject to, the Master Agreement between Wells Fargo and Counterparty dated as of July 18, 2007, as amended and supplemented from time to time (the “Master Agreement”). All provisions contained or incorporated by reference in the Master Agreement will govern this Confirmation except as expressly modified herein.
Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us.
Very truly yours,
Wells Fargo Bank, N.A.

Ref. No. N376851
Accepted and Confirmed as of date first
written above:
Wright Express Corporation
By:
Name:
Title:
Schedule I

Notional Quantity per
Calculation Period	Calculation Period	Payment Dates
(from and including, to and including)
to	GAL
to	GAL
to	GAL
to	GAL